EXHIBIT 10.2

SEPARATION AND RELEASE AGREEMENT

This is a Separation and Release Agreement (“Agreement”), entered into among CURO Group Holdings Corp., a Delaware corporation (“CURO”), CURO Management LLC, a Nevada limited liability company (“CMLLC”), and Donald Gayhardt, an individual (“Employee”). As used in this Agreement, the term “Company” includes both CURO and CMLLC, unless the context clearly indicates otherwise.

1.	Background and Purpose. Employee was employed by the Company. Employee’s employment is being terminated, and the parties wish to resolve any outstanding issues between them. This Agreement accomplishes a written statement of current benefits, and additional benefits granted to Employee to which Employee would not otherwise be entitled. The additional benefits are granted in consideration for the covenants, commitments and releases in this Agreement and the resolution of all outstanding issues between the parties.

2.	Separation Date. Employee will discontinue serving and holding himself out as the Chief Executive Officer and begin Garden Leave effective as of November 15, 2022 (the “Garden Leave Start Date”). Employee’s separation from employment will be effective as of (a) the expiration of the 21 day deliberation period as set forth in Paragraph 7 below if Employee does not sign and return the Agreement to Jillian Slagter at JillianSlagter@curo.com, or (b) the date that Employee revokes this Agreement after signing it (the “Separation Date”), unless it is extended under this Agreement as set forth in Paragraph 4 below. While on Garden Leave, Employee agrees to make himself reasonably available to the Company as needed. The Company will pay Employee Employee’s base salary through the Separation Date in accordance with its normal payroll and subject to required deductions and tax withholdings, continue Employee’s health care coverage (and deduct Employee’s portion of the premiums from Employee’s base salary) through the Separation Date, and reimburse Employee for any unreimbursed business expenses incurred through the Separation Date.

3.	Employee Representations. Employee specifically represents, warrants and confirms that Employee:

a.	Has resigned from all officer positions and directorships with the Company and its affiliates, excluding his directorship with Katapult Holding, Inc. (“Katapult”);

b.	Will resign his directorship with Katapult at any time upon the Company’s request, and each of the parties hereto acknowledges and agrees that upon any breach by Employee of this obligation, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief;

c.	Has been properly paid for all services provided to the Company and its affiliates, except for those set forth in this Agreement;

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d.	Has no known workplace injuries or occupational diseases; and

e.	Has not engaged in any unlawful conduct relating to the business of the Company or its affiliates.

4.	Additional Benefits. If Employee signs and does not revoke this Agreement in accordance with Paragraphs 7 and 8, the Company will provide Employee with the following benefits to which Employee would not otherwise be entitled as consideration for the commitments and releases in this Agreement:

a.	Extended Garden Leave. The Company will extend Employee’s Garden Leave by delaying the Separation Date defined in Paragraph 2 above until February 15, 2023 (the “Extended Separation Date”), such that the Company will continue Employee’s base salary through the Extended Separation Date in accordance with its normal payroll and subject to required deductions and tax withholdings, continue Employee’s health care coverage (and deduct Employee’s portion of the premiums from Employee’s continued base salary) through the Extended Separation Date, and reimburse Employee for any unreimbursed business expenses incurred through the Extended Separation Date. In addition, Employee’s equity in the Company scheduled to vest on or before the Extended Separation Date will vest as scheduled on or before the Extended Separation Date if and to the extent all vesting requirements thereunder are satisfied.
b.	Severance Payment. The Company will continue Employee’s base salary for 22 ½ calendar months, i.e., through December 31, 2024, in accordance with the Company’s payroll practices, less required deductions and tax withholdings, and beginning on the Company’s first regular pay day that is after the pay day for the pay period that includes the Extended Separation Date, subject to any delay required by Section 17 below (the “Severance Period”).
c.	Short-Term Incentive Compensation Award. If the Company has met its financial objectives set forth in the 2022 Short-Term Incentive Plan and the Compensation Committee of the Board of Directors approves payment of awards to participants, the Company will pay Employee a short-term incentive award in the amount as provided in Employee’s award documentation, which will be prorated for the number of days elapsed (out of 365) in 2022 prior to the Garden Leave Start Date, in accordance with the timing of payment to all participants. For the avoidance of doubt, Employee will be ineligible for any short-term incentive award under the Company’s 2023 Short-Term Incentive Plan.
d.	Long-Term Incentive Compensation Award. Notwithstanding any provision of this Agreement, the Employment Agreement (as defined below), the Curo Group Holdings Corp. 2017 Incentive Plan (the “Plan”), or any outstanding Award Agreements under the Plan to the contrary, Employee’s period of service through the Extended Separation Date shall be considered service for all purposes under this Agreement, the Employment Agreement, the Plan and any outstanding Award

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Agreements under the Plan, including but not limited to service for purposes of the vesting of any unvested grants under the Plan.

e.	COBRA Contribution. To the extent permitted by applicable law without any penalty to Employee or the Company and subject to Employee’s election of COBRA continuation coverage under the Company’s group health plan for Employee and/or Employee’s spouse or other eligible dependents, on the first regularly scheduled payroll date of each month of the Severance Period during which Employee and/or Employee’s spouse or eligible dependents are receiving COBRA continuation coverage under the Company’s group health plan (the “COBRA Continuation Period”), subject to any delay required by Section 17 below, the Company will pay its COBRA administrator an amount equal to the “applicable percentage” of the monthly COBRA premium cost for such coverage; provided that the payments pursuant to this provision will be made on an after-tax basis and cease earlier than the expiration of the COBRA Continuation Period in the event (and to the extent) that Employee becomes eligible to receive any health benefits, including through a spouse's employer, during the COBRA Continuation Period or Employee and/or Employee’s spouse or other eligible dependents otherwise cease receiving COBRA continuation coverage. For purposes hereof, the “applicable percentage” shall be the percentage of Employee’s health care premium costs for the applicable coverage paid by the Company as of the Extended Separation Date.
5.	Other Benefits. All other benefits cease as of the Separation Date or Extended Separation Date, whichever is applicable.

6.	Release. In consideration of the additional benefit payments and other consideration set forth in this Agreement, Employee releases, waives and forever discharges the Company, its affiliates and successors, past, present and future, and their owners, officers, directors, agents and employees, both present and former (collectively, the “Released Parties”), from all claims, demands, obligations, damages and liabilities of every kind and nature and from all actions and causes of action which Employee may now have or may have or maintain hereafter, whether in law or in equity, known or unknown, arising in any way on or before the Effective Date of this Agreement, including all claims arising out of Employee’s employment or separation from employment with the Company.
a.	Included Statutes. The release and waiver in this Section 6 (the “Release and Waiver”) includes, but is not limited to, any and all claims, including claims for attorney fees, arising under the Civil Rights Acts of 1964 and 1991, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Families First Coronavirus Response Act, as amended; the Uniform Services Employment and Reemployment Rights Act, as amended; the Kansas Act Against Discrimination, as amended; Kansas Age Discrimination in Employment Act, as amended; Pennsylvania Human Relations Act, as amended; Pennsylvania

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Whistleblower Law, as amended; and all other relevant local, state and federal statutes and regulations.
b.	Included Claims. Except those benefits expressly set forth in this Agreement, this Release and Waiver also includes, but is not limited to, all claims for past or future wages, severance pay, bonuses (including any short-term incentive program award, long-term incentive program award or grant, retention program grant or other bonus plan), commissions, vacation pay, sick pay, paid time off, medical benefits, life or disability insurance and other benefits and all claims for violation of any express or implied agreement, written or verbal, that occurred before the execution of this Agreement, or for any violation of any common law duty, including all claims for attorney fees.
c.	Excluded Claims. Employee is not waiving and releasing, to the extent such rights exist: Employee’s right to the payments called for under this Agreement; Employee’s right to director and officer indemnification, Employee’s right to any vested qualified or nonqualified retirement plan account attributable to Employee’s service up to the Separation Date or Extended Separation Date, whichever is applicable; Employee’s right to continue (at Employee’s expense except as modified by this Agreement) COBRA continuation coverage; any future claims as that term is defined in the Older Workers Benefit Protection Act; or Employee’s right to file a claim for unemployment benefits.
7.	Full Review and Knowing and Voluntary Agreement. Employee agrees that Employee has been given the opportunity to fully review this Agreement, has thoroughly reviewed it, fully understands its terms and knowingly and voluntarily agrees to all its provisions, including but not limited to the Release and Waiver listed above. Employee may take up to 21 days after receiving this Agreement to decide whether to sign it. Employer advises Employee to consult with an attorney about this Agreement before signing it. Employee acknowledges that Employee has either consulted with an attorney regarding this Agreement or has intentionally chosen not to exercise the right to consult with an attorney. Employee further acknowledges that if this Agreement is executed prior to the expiration of the 21-day deliberation period, such execution was knowing and voluntary and without coercion or duress by the Company. Employee agrees that any change to this Agreement, whether material or immaterial, will not restart the running of the 21-day period provided for in this Agreement. If Employee does not sign and return the Agreement to Jillian Slagter at JillianSlagter@curo.com by the end of the 21-day deliberation period, the Agreement is withdrawn and is null and void.
8.	Revocation. Employee shall have the right to revoke this Agreement for a period of seven days following the date of execution. Notice of revocation shall be in a signed writing and delivered to and received by Jillian Slagter at JillianSlagter@curo.com before expiration of the revocation period. This Agreement shall not become effective or enforceable until this revocation period has expired or, if later, the date that the Company receives from Employee all Company property as set forth in this Agreement (“Effective Date”).
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9.	Confidentiality.
a.	Employee agrees that during Employee’s employment with the Company, Employee has acquired certain non-public information and/or trade secrets, such as techniques, processes, methods, software, developmental or experimental work, research data, marketing and sales information, customer lists, records, reports, non-public financial data and plans of the Company. Employee understands that this information has been disclosed in confidence and only for use by the Company, its subsidiaries or affiliates. Employee agrees to keep such information confidential at all times, including after Employee’s employment with the Company had ended; to not use this information for Employee’s own purposes; and to not disclose or communicate this information to any third party. Employee further agrees that the confidentiality provision and the equitable remedies related thereto included in Sections 8 and 11.b of Employee’s Employment and Non-Competition Agreement dated October 24, 2019 (the “Employment Agreement”) survive and remain in full force and effect after the Extended Separation Date.
b.	Notwithstanding the foregoing, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding; provided the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
c.	Further, Employee understands and acknowledges that nothing herein or in any other agreement prohibits or restricts Employee from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with any governmental agency or entity or self-regulatory organization, including without limitation the Securities and Exchange Commission, FINRA, and the Occupational Safety and Health Administration, or from making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation.
10.	Post-Termination Covenants. The post-termination covenants and the equitable remedies related thereto included in Sections 9 and 11.b of Employee’s Employment Agreement survive and remain in full force and effect for the Designated Period (as defined therein).
11.	Intellectual Property. Employee further agrees that the intellectual property provision and the equitable remedies related thereto included in Sections 7 and 11.b of Employee’s Employment Agreement survive and remain in full force and effect after the Extended Separation Date with respect to any Inventions (as defined therein) that Employee discovered, invented or originated during the term of Employee’s employment with the Company.
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12.	Nonadmission of Liability. By execution of this Agreement, the Company and Released Parties specifically deny any wrongdoing as to Employee, and specifically disclaim any violation of any law, contract, public policy, or the commission of any tort.
13.	Nonretention of Property. Employee has returned to the Company all property of the Company (in working order) including, without limitation, any Company laptop, cell phone, key fob, credit cards, reports, files, memoranda, records, instruction manuals and other physical or personal property which Employee received, prepared or helped to prepare, in connection with Employee’s employment with the Company, its predecessors, subsidiaries, or affiliates; and Employee has not retained and will not retain any copies, duplications, reproductions, or excerpts thereof.
14.	Binding Effect. This Agreement shall be binding on and inure to the benefit of Employee, and Employee’s spouse, heirs, administrators and assigns. This Agreement and its releases apply not only to the Company, but to all divisions, affiliated entities and purchasers of substantially all of the stock or assets of the Company, and to the predecessors, assigns, agents, officers, directors, shareholders, employees and other representatives of each.
15.	Separability. The invalidity of any paragraph or subparagraph of this Agreement shall not affect the validity of any other paragraph or subparagraph of this Agreement.
16.	Applicable Law; Jurisdiction. This Agreement shall be construed under the laws of the State of Kansas. Employee further agrees to submit to personal jurisdiction in the State of Kansas for any litigation arising out of or in connection with this Agreement (and waives any right to the contrary).
17.	Section 409A Compliance. Any reference to termination of employment shall be interpreted to require a “Separation From Service” as defined under Treasury Regulation § 1.409A-1(h), including the presumptions provided in that section. Amounts payable under this Agreement are intended to be exempt from Section 409A and the regulations and guidance promulgated thereunder under the severance pay and short-term deferral exemptions. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A. To the extent they are not exempt, they are intended to comply with Section 409A and shall be interpreted and operated consistently with those intentions. The times and schedules of payment under this Agreement may not be accelerated or delayed for any reason except as permitted by Section 409A. In addition to any other restriction in this Agreement, the Agreement may not be amended or terminated except in compliance with Section 409A. Notwithstanding any other timing provision in this Agreement, if, at the time any payment that is not exempt from Section 409A would commence due to a separation from service, and Employee is a “specified employee” as that term is defined by Section 409A of the Code, then no such payment under this Agreement may be paid before the date that is six months after Employee’s separation from service. Payments that are not exempt from Section 409A and that Employee would otherwise have been entitled to during those six months will be accumulated and paid on the first payroll date after six months following Employee’s separation from service. All payments that are exempt from Section 409A, or that would otherwise be made more than six months following Employee’s separation

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from service, will be made in accordance with the general timing provisions described above.

18.	Entire Agreement. This Agreement and the specific provisions of Employee’s Employment Agreement that are referenced herein contain the entire understanding of the parties and supersede all previous verbal and written agreements concerning the same subject matters covered by such agreements. There are no other agreements, representations or warranties not referenced or set forth in this Agreement.

19.	Signature. This Agreement may be signed in counterpart, each of which shall be deemed to be an original and all of which together shall constitute one instrument. Facsimile or electronic signatures (including but not limited to electronic images or DocuSign) shall be effective to the same extent as original signatures.

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IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year set forth below.

EMPLOYEE

November 30, 2022	/s/ Donald Gayhardt
Donald Gayhardt

CURO GROUP HOLDINGS CORP.

November 30, 2022	By:	/s/ Jillian Slagter
	Its:	Chief Administrative and HR Officers

November 30,2022	CURO MANAGEMENT LLC

By:	/s/ Jillian Slagter
Its:	Vice President and HR Officer

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